Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Announces Fiscal Second Quarter 2017 Financial Results
System-wide and Company-operated comparable restaurant sales growth of 7.1% and 6.9%
Raises Fiscal Year 2017 Guidance on Several Key Metrics
Conference call and webcast will be held at 5:00 p.m. ET today

Lake Forest, CA. July 27, 2017 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American QSR chain by units in the United States, operating restaurants under the name Del Taco, today announced fiscal second quarter 2017 financial results. The Company also raised its guidance for fiscal year 2017 on several key metrics.

Fiscal Second Quarter 2017 Highlights

•	System-wide comparable restaurant sales growth of 7.1% and company-operated comparable restaurant sales growth of 6.9%, marking the 15th and 20th consecutive quarter of gains, respectively;

◦	Company-operated comparable restaurant sales growth was comprised of average check growth of 5.4%, including nearly 3% of menu mix growth, and a transaction increase of 1.5%;

•	Total revenue of $108.6 million, representing 8.6% growth from the fiscal second quarter 2016;

•	Company-operated restaurant sales of $104.0 million, representing 8.4% growth from the fiscal second quarter 2016;

•	Net income increased to $5.3 million, representing diluted earnings per share of $0.13, compared to $4.9 million in the fiscal second quarter 2016, representing diluted earnings per share of $0.13;

•	Adjusted EBITDA, a non-GAAP financial measure, increased to $17.0 million from $16.0 million in the fiscal second quarter 2016, representing 6.4% growth; and

•	The opening of two franchise restaurants and one company-operated restaurant.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “Strong product promotions during the fiscal second quarter, including our Jumbo Shrimp limited time offer, the refresh of our breakfast menu in March, and dedicated marketing windows for The Del Taco and Platos, resulted in outstanding growth in comparable restaurant sales. Our enviable track record at company-operated restaurants now consists of 20 consecutive quarters of positive comparable restaurant sales, with positive transactions in 14 of the past 17 quarters.”

Cappasola continued, “We are pleased to raise key elements of our 2017 annual guidance on the strength of our Fresh Combined Solutions strategy. With the onset of our fiscal third quarter, we began lapping our most successful product launch in brand history, The Del Taco, and yet our comparable restaurant sales remain strong, trending up double digits on a two-year basis through the first 5 weeks of the fiscal third quarter. Our playbook for this rollover is driven by our holistic combined solutions approach, using a strategic combination of restaurant improvements to drive guest experiences and new product news with compelling value to drive guest trial and frequency. This includes our new Carnitas limited time offer which is driving strong sales mix and guest satisfaction.”

Cappasola concluded, “We believe our lineup of new products and marketing, along with our continued focus on improving operations, will further embed our QSR+ positioning to drive brand momentum as we close in on our $1.5 million average unit volume goal and accelerate system unit growth.”

Review of Fiscal Second Quarter 2017 Financial Results

Total revenue was $108.6 million, an increase of 8.6% compared to $100.0 million in the fiscal second quarter 2016. The growth in revenue was driven by an 8.4% increase in Company restaurant sales and a 9.1% increase in franchise revenue.

Comparable restaurant sales increased 7.1% system-wide for the fiscal second quarter 2017, resulting in a 10.4% increase on a two-year basis. The Del Taco system has now generated comparable restaurant sales growth for 15 consecutive quarters. Company-

operated comparable restaurant sales increased 6.9%, marking the 20th consecutive quarter of comparable restaurant sales growth. Franchise comparable restaurant sales increased 7.5%.

Net income was $5.3 million, representing $0.13 per diluted share, compared to $4.9 million in the fiscal second quarter 2016, representing $0.13 per diluted share.

Restaurant contribution, a non-GAAP financial measure, increased 6.9% year-over-year to $21.1 million. As a percentage of Company restaurant sales, restaurant contribution margin fell approximately 30 basis points year-over-year to 20.3%. The decrease in restaurant contribution margin was driven by a 40 basis point increase in labor and related expenses and a 20 basis point increase in food and paper costs, partially offset by improvements in other operating expenses. A reconciliation between restaurant contribution and the nearest GAAP financial measure is included in the accompanying financial data.

Adjusted EBITDA, a non-GAAP financial measure, increased to $17.0 million compared to $16.0 million in the previous year’s fiscal second quarter, representing 6.4% growth. A reconciliation between adjusted EBITDA and the nearest GAAP financial measure is included in the accompanying financial data.

Restaurant Portfolio

During the fiscal second quarter 2017, we and our franchise partners opened one and two restaurants, respectively. There were also two company restaurant closures.

Thus far in the fiscal third quarter 2017, our franchise partners have opened two restaurants and there are currently 10 restaurants (one franchised and nine company) under construction, all of which are expected to open this fiscal year.

Repurchase Program for Common Stock and Warrants

During the fiscal second quarter 2017, we purchased 400,000 warrants from PW Acquisitions, LP, a related party, for $3.75 per warrant. At the end of the fiscal second quarter approximately $25.3 million remained under our $50 million repurchase authorization.

Fiscal Year 2017 Guidance

We are raising key elements of our guidance for fiscal year 2017, which is a 52-week period ending January 2, 2018, and reaffirming other elements:

•	System-wide comparable restaurant sales growth of approximately 3.5% to 4.5% (previously 2.0% to 4.0%);

•	Total revenue between $470 million and $476 million (previously $466 million and $476 million);

•	Total company-operated restaurant sales between $452 million and $458 million (previously $448 million and $458 million);

•	Restaurant contribution margin between 19.8% and 20.3% (reaffirming);

•	General and administrative expenses of between approximately 8.2% and 8.4% of total revenue (previously 8.1% and 8.5%);

•	Effective tax rate of approximately 40.0% (reaffirming);

•	Diluted earnings per share of approximately $0.52 to $0.55 (reaffirming);

•	Adjusted EBITDA between $71.5 million and $73.5 million (previously $71.0 million and $73.5 million);

•	23 to 26 new system-wide restaurant openings (reaffirming); and

•	Net capital expenditures totaling approximately $43.0 million to $46.0 million (reaffirming).

We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results is scheduled for 5:00 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 1-201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 1-412-317-6671, the passcode is 13665325.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors. A reconciliation between restaurant contribution and the nearest GAAP financial measure is included in the accompanying financial data.

Adjusted EBITDA is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and transaction-related costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe investors will find this measure useful in assessing our ability to service or incur indebtedness, and (iii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors. A reconciliation between Adjusted EBITDA and the nearest GAAP financial measure is included in the accompanying financial data.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant’s working kitchen with the value and convenience of a drive thru. Del Taco’s menu items taste better because they are made with quality ingredients like freshly grated cheddar, hand-chopped pico de gallo, sliced avocado, slow-cooked beans made from scratch, and fresh-grilled marinated chicken and carne asada. The brand’s UnFreshing Believable® campaign further communicates Del Taco’s commitment to provide guests with the best quality and value for their money. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 550 restaurants across 15 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks included, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 3, 2017, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Media Contact:
Julia Young
(646) 277-1280
julia.young@icrinc.com

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 20, 2017	January 3, 2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,925	$8,795
Accounts and other receivables, net	3,118	4,141
Inventories	2,585	2,718
Prepaid expenses and other current assets	3,129	4,204
Total current assets	13,757	19,858
Property and equipment, net	135,142	138,320
Goodwill	319,778	320,025
Trademarks	220,300	220,300
Intangible assets, net	23,276	24,782
Other assets, net	3,658	3,872
Total assets	$715,911	$727,157
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$16,462	$16,427
Other accrued liabilities	36,403	36,653
Current portion of capital lease obligations and deemed landlord financing liabilities	1,546	1,588
Total current liabilities	54,411	54,668
Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	160,204	173,743
Deferred income taxes	91,908	91,273
Other non-current liabilities	30,142	30,140
Total liabilities	336,665	349,824

Shareholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 38,572,982 shares issued and outstanding at June 20, 2017; 39,153,503 shares issued and outstanding at January 3, 2017	4	4
Additional paid-in capital	352,712	360,131
Accumulated other comprehensive (loss) income	(64)	172
Retained earnings	26,594	17,026
Total shareholders' equity	379,246	377,333
Total liabilities and shareholders' equity	$715,911	$727,157

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended		24 Weeks Ended
	June 20, 2017	June 14, 2016	June 20, 2017	June 14, 2016
Revenue:
Company restaurant sales	$104,022	$95,917	$205,244	$189,467
Franchise revenue	3,903	3,576	7,516	6,905
Franchise sublease income	656	533	1,166	1,057
Total revenue	108,581	100,026	213,926	197,429
Operating expenses:
Restaurant operating expenses:
Food and paper costs	28,770	26,358	56,688	52,487
Labor and related expenses	33,185	30,249	66,406	60,033
Occupancy and other operating expenses	20,918	19,526	41,636	39,649
General and administrative	9,055	8,214	18,360	16,506
Depreciation and amortization	5,278	5,532	10,381	11,018
Occupancy and other - franchise subleases	602	510	1,083	1,013
Pre-opening costs	151	35	177	128
Restaurant closure charges, net	6	(166)	15	12
Loss on disposal of assets, net	340	62	291	137
Total operating expenses	98,305	90,320	195,037	180,983
Income from operations	10,276	9,706	18,889	16,446
Other expense
Interest expense	1,627	1,405	3,170	2,877
Transaction-related costs	—	126	—	191
Total other expense	1,627	1,531	3,170	3,068
Income from operations before provision for income taxes	8,649	8,175	15,719	13,378
Provision for income taxes	3,319	3,311	6,151	5,453
Net income	5,330	4,864	9,568	7,925
Other comprehensive loss:
Change in fair value of interest rate cap, net of tax	(148)	—	(236)	—
Total other comprehensive loss	(148)	—	(236)	—
Comprehensive income	$5,182	$4,864	$9,332	$7,925
Earnings per share:
Basic	$0.14	$0.13	$0.25	$0.21
Diluted	$0.13	$0.13	$0.24	$0.20
Weighted-average shares outstanding
Basic	38,535,855	38,292,215	38,769,895	38,545,115
Diluted	39,808,485	38,442,304	40,094,476	38,672,425

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended		24 Weeks Ended
	June 20, 2017	June 14, 2016	June 20, 2017	June 14, 2016
Net income	$5,330	$4,864	$9,568	$7,925
Non-GAAP adjustments:
Provision for income taxes	3,319	3,311	6,151	5,453
Interest expense	1,627	1,405	3,170	2,877
Depreciation and amortization	5,278	5,532	10,381	11,018
EBITDA	15,554	15,112	29,270	27,273
Stock-based compensation expense (a)	1,080	930	2,149	1,629
Loss on disposal of assets, net (b)	340	62	291	137
Restaurant closure charges, net (c)	6	(166)	15	12
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	(145)	(140)	(292)	(280)
Transaction-related costs (e)	—	126	—	191
Pre-opening costs (f)	151	35	177	128
Adjusted EBITDA	$16,986	$15,959	$31,610	$29,090

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets, net includes the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net of amortization of deferred gains on asset sales associated with sale-leaseback transactions and gains or losses recorded associated with the sale of company-operated stores to franchisees.

(c)	Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Includes costs related to the strategic sale process which commenced during 2014 and resulted in the March 2015 stock purchase agreement and the June 2015 Business Combination consummated pursuant to the Merger Agreement.

(f)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended		24 Weeks Ended
	June 20, 2017	June 14, 2016	June 20, 2017	June 14, 2016
Company restaurant sales	$104,022	$95,917	$205,244	$189,467
Restaurant operating expenses	82,873	76,133	164,730	152,169
Restaurant contribution	$21,149	$19,784	$40,514	$37,298
Restaurant contribution margin	20.3%	20.6%	19.7%	19.7%

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended		24 Weeks Ended
	June 20, 2017	June 14, 2016	June 20, 2017	June 14, 2016
Company-operated restaurant activity:
Beginning of period	305	297	310	297
Openings	1	1	1	2
Closures	(2)	—	(2)	(1)
Sold to franchisees	—	—	(5)	—
Restaurants at end of period	304	298	304	298
Franchise-operated restaurant activity:
Beginning of period	249	246	241	247
Openings	2	—	5	1
Closures	—	(1)	—	(3)
Purchased from Company	—	—	5	—
Restaurants at end of period	251	245	251	245
Total restaurant activity:
Beginning of period	554	543	551	544
Openings	3	1	6	3
Closures	(2)	(1)	(2)	(4)
Restaurants at end of period	555	543	555	543